Exhibit 12.1

                 LEHMAN BROTHERS HOLDINGS INC. and SUBSIDIARIES
             COMPUTATION of RATIOS of EARNINGS to FIXED CHARGES and
             to COMBINED FIXED CHARGES and PREFERRED STOCK DIVIDENDS
                              (Dollars in millions)
                                   (Unaudited)
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                                                                                                                       For
                                                                                                                     the Six
                                                                                                                      Months
                                                                                                                    Ended May
                                                                 For the Twelve Months Ended November 30                31
                                             -------------------------------------------------------------------
                                               1996          1997           1998          1999          2000          2001
                                             ----------    ----------     ----------    ----------    ----------    ----------
Pre-tax earnings from continuing operations      $ 637         $ 937         $1,052        $1,631        $2,579         $1,198

Add:  Fixed charges (excluding capitalized
                     interest)                  10,852        13,043         15,813        13,681        18,778          9,160
                                             ----------    ----------     ----------    ----------    ----------    -----------

Pre-tax earnings before fixed charges           11,489        13,980         16,865        15,312        21,357         10,358
                                             ==========    ==========     ==========    ==========    ==========    ===========


Fixed charges:
       Interest                                 10,816        13,010         15,781        13,649        18,740          9,131
       Other (a)                                    50            41             47            71            57             40
                                             ----------    ----------     ----------    ----------    ----------    -----------

       Total fixed charges                      10,866        13,051         15,828        13,720        18,797          9,171
                                             ----------    ----------     ----------    ----------    ----------    -----------

Preferred stock dividend requirements               58           109            124           174           195            134
                                             ----------    ----------     ----------    ----------    ----------    -----------

Total combined fixed charges and

   preferred stock dividends                  $ 10,924      $ 13,160       $ 15,952      $ 13,894      $ 18,992        $ 9,305
                                             ==========    ==========     ==========    ==========    ==========    ===========

RATIO OF EARNINGS TO FIXED CHARGES                1.06          1.07           1.07          1.12          1.14           1.13

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED
   STOCK DIVIDENDS                                1.05          1.06           1.06          1.10          1.12           1.11



(a)  Other fixed charges consist of the interest factor in rentals and capitalized interest.




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